Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2017 First Quarter Results
MALVERN, Pa. (May 9, 2017) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2017 first quarter.
First Quarter Highlights:

•	Revenues grow to $59.8 million, up 5.6% versus last year and up 7.1% sequentially

•	Diluted EPS increase to $0.15 compared to prior year’s $0.04

•	Adjusted diluted EPS increase to $0.19* compared to prior year $0.13

•	Cash from operations grows to $2.9 million; free cash flow of $1.1 million*

•	Book-to-bill of 1.06 reflects improving conditions in several end-markets

Ziv Shoshani, chief executive officer of VPG, commented, “We are encouraged by a solid first quarter with all segments contributing to year-over-year and sequential revenue growth. We are pleased to see indications of an improved business environment in a number of our key end markets - including test and measurement, avionics, military and space, and steel - as reflected in a positive book-to-bill of 1.06 at the end of the first quarter. Our ongoing restructuring is driving profitability and cash flow improvements and we will continue to work to capture efficiency opportunities, better serve our customers and enhance our financial performance. We have begun 2017 well and, as we progress through the year, we believe we have an excellent opportunity to leverage our end market growth and drive value to our shareholders.”

First quarter 2017 net earnings attributable to VPG stockholders grew to $2.0 million, or $0.15 per diluted share, compared to $0.5 million, or $0.04 per diluted share, in the first fiscal quarter of 2016. Foreign currency exchange rates for the first quarter of 2017, as compared to the prior year period, had a negative impact on net income of $0.9 million, or $0.07 per diluted share.
First quarter 2017 adjusted net earnings attributable to VPG stockholders grew by 48.2% to $2.5 million, or $0.19 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $1.7 million, or $0.13 per diluted share, for the comparable prior year period.
The reconciliation table within this release reconciles the Company's non- GAAP measures, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures.
Segments
Foil Technology Products segment revenues grew 5.5% to $27.8 million in the first quarter of 2017, up from $26.3 million in the first quarter of 2016; sequential growth was 9.3% up from $25.4 million in the fourth quarter of 2016. The year-over-year increase in revenues was attributable to higher volume of $1.7 million, of which $1.1 million is attributable to Pacific Instruments, acquired on April 6, 2016; sequential growth was due to higher volume mainly in precision resistors in the test and measurement market.
Gross profit margin for the segment was 41.4% for the first quarter of 2017 compared to 42.3% in the first quarter of 2016 and 40.6% in the fourth quarter of 2016 (40.8% excluding the Pacific acquisition purchase accounting adjustment of $0.1 million). The gross profit margin for the quarter was down compared to the prior year due to a negative exchange rate impact and inventory reduction, partially offset by an increase in volume. The sequential gross profit margin increase is mainly due to the increase in volume.
Force Sensors segment revenues increased 4.3% to $15.5 million in the first quarter of 2017, up from $14.8 million in the first quarter of 2016; sequential growth was 4.7% up from $14.8 million in the fourth quarter of 2016. The year-over-year increase in revenues was attributable to higher volumes with OEM customers in the precision agriculture and construction end markets, offset by a negative exchange rate. The increase in sequential revenues was attributable to higher volumes with OEM customers in the construction end market. Gross profit margin in the first quarter increased to 23.9% from 18.4% in the first quarter of 2016, primarily as a result of higher volumes and successful cost reduction programs. The slight sequential reduction from 25.3% in the fourth quarter of 2016 was due to production ramp up and related manufacturing costs.
Weighing and Control Systems segment revenues grew by 7.0% to $16.6 million in the first quarter of 2017, up from $15.5 million in the first quarter of 2016; sequential growth was 5.9% up from $15.6 million in the fourth quarter of 2016. The increase in year-over-year revenues was attributable to higher volumes primarily in the steel end market, partially offset by a negative exchange rate. The sequential increase in revenues was attributable to an increase in volume in the on-board weighing product line. First quarter 2017 gross profit margin increased to 44.3% from the first quarter of 2016 of 38.3% (40.2% excluding the Stress-Tek acquisition purchase accounting adjustment of $0.3 million). This improvement was the result of higher volume and a favorable product mix. The gross profit margin reduction from 46.5% reported in the fourth quarter of 2016 is attributable to a volume increase offset by an unfavorable product mix and, to a lesser extent, a reduction in inventory.
Outlook
“In light of an improved business environment and at constant first quarter 2017 exchange rates, we expect net revenues in the range of $58 million to $63 million for the second quarter of 2017,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, restructuring costs and associated tax effects. “Free cash flow” is defined as the amount of cash generated from operations ($2.9 million for the first quarter of 2017), in excess of our capital expenditures ($2.0 million for the first quarter of 2017) net of proceeds, if any, for the sale of assets ($0.2 million in the first quarter of 2017). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (May 9) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5120580, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode: 10104995. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	April 1, 2017	April 2, 2016
Net revenues	$59,787	$56,629
Costs of products sold	37,270	36,854
Gross profit	22,517	19,775
Gross profit margin	37.7%	34.9%

Selling, general, and administrative expenses	18,226	18,048
Acquisition costs	—	62
Restructuring costs	554	675
Operating income	3,737	990
Operating margin	6.3%	1.7%

Other income (expense):
Interest expense	(452)	(328)
Other	(321)	425
Other income (expense) - net	(773)	97

Income before taxes	2,964	1,087

Income tax expense	961	591

Net earnings	2,003	496
Less: net earnings attributable to noncontrolling interests	8	16
Net earnings attributable to VPG stockholders	$1,995	$480

Basic earnings per share attributable to VPG stockholders	$0.15	$0.04
Diluted earnings per share attributable to VPG stockholders	$0.15	$0.04

Weighted average shares outstanding - basic	13,210	13,178
Weighted average shares outstanding - diluted	13,438	13,399

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 1, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$59,251	$58,452
Accounts receivable, net	38,141	34,270
Inventories:
Raw materials	16,489	15,647
Work in process	20,227	21,115
Finished goods	19,307	19,559
Inventories, net	56,023	56,321

Prepaid expenses and other current assets	8,997	6,831
Total current assets	162,412	155,874

Property and equipment, at cost:
Land	3,365	3,344
Buildings and improvements	48,810	48,454
Machinery and equipment	91,063	89,080
Software	7,548	7,441
Construction in progress	2,910	4,340
Accumulated depreciation	(98,389)	(97,374)
Property and equipment, net	55,307	55,285

Goodwill	18,785	18,717

Intangible assets, net	21,259	21,585

Other assets	19,616	19,049
Total assets	$277,379	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 1, 2017	December 31, 2016
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,754	$8,264
Payroll and related expenses	13,568	11,978
Other accrued expenses	13,350	13,285
Income taxes	1,041	772
Current portion of long-term debt	2,742	2,623
Total current liabilities	40,455	36,922

Long-term debt, less current portion	32,806	33,529
Deferred income taxes	805	735
Other liabilities	13,453	13,054
Accrued pension and other postretirement costs	14,794	14,713
Total liabilities	102,313	98,953

Commitments and contingencies

Equity:
Common stock	1,281	1,278
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	190,353	190,373
Retained earnings	30,726	28,731
Accumulated other comprehensive loss	(38,812)	(40,337)
Total Vishay Precision Group, Inc. stockholders' equity	174,886	171,383
Noncontrolling interests	180	174
Total equity	175,066	171,557
Total liabilities and equity	$277,379	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Fiscal quarter ended
	April 1, 2017	April 2, 2016
Operating activities
Net earnings	$2,003	$496
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,681	2,746
(Gain) loss on disposal of property and equipment	(109)	(15)
Share-based compensation expense	243	356
Inventory write-offs for obsolescence	297	363
Deferred income taxes	(97)	(17)
Other	(359)	(809)
Net changes in operating assets and liabilities:
Accounts receivable, net	(3,362)	915
Inventories, net	284	(866)
Prepaid expenses and other current assets	(2,154)	(795)
Trade accounts payable	1,422	791
Other current liabilities	2,032	(2,429)
Net cash provided by operating activities	2,881	736

Investing activities
Capital expenditures	(1,962)	(2,191)
Proceeds from sale of property and equipment	148	28
Net cash used in investing activities	(1,814)	(2,163)

Financing activities
Principal payments on long-term debt and capital leases	(657)	(531)
Proceeds from revolving facility	7,000	—
Payments on revolving facility	(7,000)	—
Distributions to noncontrolling interests	(2)	(8)
Payments of employee taxes on certain share-based arrangements	(303)	(85)
Net cash used in financing activities	(962)	(624)
Effect of exchange rate changes on cash and cash equivalents	694	790
Increase (decrease) in cash and cash equivalents	799	(1,261)

Cash and cash equivalents at beginning of period	58,452	62,641
Cash and cash equivalents at end of period	$59,251	$61,380

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended
	April 1, 2017	April 2, 2016
Gross profit	$22,517	$19,775
Gross profit margin	37.7%	34.9%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	296

Adjusted gross profit	$22,517	$20,071
Adjusted gross profit margin	37.7%	35.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	April 1, 2017	April 2, 2016
Net earnings attributable to VPG stockholders	$1,995	$480

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	296
Acquisition costs	—	62
Restructuring costs	554	675

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	42	(179)
Adjusted net earnings attributable to VPG stockholders	$2,507	$1,692

Adjusted net earnings per diluted share	$0.19	$0.13

Weighted average shares outstanding - diluted	13,438	13,399